                                                                    Exhibit 23.4



                        CONSENT OF INDEPENDENT AUDITORS


The Board of Directors
NACT Telecommunications, Inc.:


We consent to incorporation by reference in the registration statement on Form S-8 of World Access, Inc. of our report dated December 4, 1997, relating to the balance sheets of NACT Telecommunications, Inc. as of September 30, 1997 and 1996, and the related statements of income, stockholders' equity, and cash flows for each of the years in the three-year period ended September 30, 1997 and related schedule, which report appears in the Form 8-K/A of World Access, Inc. dated February 25, 1998 and in the Form 10-K of NACT Telecommunications, Inc. dated December 29, 1997.


                                        /s/ KPMG PEAT MARWICK, LLP



Salt Lake City, Utah
November 2, 1998